EX-99.p.7

Code of
ethics policy

Contents

Purpose	02
How this policy embodies ‘our shared beliefs’	02
Ethical principles	02
Conflicts of interest	03
Policy	03
Monitoring	05
Record keeping	05
Appendix - Global regulatory requirements	06
Scope	08
Index of updates	09

Policy maintainance and approval

The policy is maintained by the Compliance Department.

The policy is reviewed on an at least annual basis by the Compliance Policy Review Group, on behalf of the Operational Compliance Committee (OCC).

Any material changes to the policy are approved by the Group Compliance Committee (GCC) on behalf of the relevant entities.

The policy can be shared externally.

Date of last CPRG review: December 2024

Reason for review: Annual review

Policy owner: Adam McIntosh

Any queries regarding the policy should be referred to the policy owner.

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Code of ethics policy	2024

Purpose

At Baillie Gifford, we fulfil our fiduciary duty to clients as investment managers and advisers. We commit to prioritising their interests, treating them fairly, and delivering positive outcomes. We avoid any conflicts where our interests might take precedence over theirs, guided by our Code of Ethics (‘Code’).

Our compliance culture and ethics are crucial to both clients and regulators. Clients view the Code as a reflection of our Firm’s culture and often inquire about code violations to gauge this culture.

Regulators emphasise ‘culture’ and ‘conduct,’ seeing culture as the business’s DNA that shapes behaviour and ethics. We have built our reputation through individual conduct, acting with integrity and in our clients’ interests.

The Code, enforced across all regulated entities and approved by our Group Compliance Committee, ensures regulatory compliance*. It includes:

•	Ethical principles aligned with global conduct regulations.

•	Conflicts of Interest guidance.

•	Policy requirements, such as personal account dealing, inducements, and outside business interests.

How this policy embodies ‘our shared beliefs’

Our clients come first

We act with integrity, judging our actions and intentions through the eyes of our clients. We strive for excellence across all areas of the Firm and every contribution plays a role in developed trusted long-term partnerships with our clients.

Ethical principles

All Partners and staff must adhere to the Firm’s guiding ethical principles, which align with regulatory conduct rules and codes of conduct from various professional organisations of which you may be a member.

In both personal and business life, we face ethical issues that require careful consideration. When making decisions, we must consider their impact on clients, ensure the decision-making process is fair and thorough, involve all relevant stakeholders, and identify any competing or conflicting interests.

The Ethical Principles are designed to prompt these considerations and help ensure that we put our clients interests first. They are as follows:

Fairness

Act fairly when dealing with clients and counterparties of Baillie Gifford by being impartial, objective, and honest. Examples of unfair conduct include:

•	Misleading a client about the risks of an investment.

•	Misleading a client about the likely performance of a product by providing inappropriate projections of future returns.

•	Failing to acknowledge or resolve mistakes in dealing with clients.

Honest and integrity

Act honestly and with integrity in your role, avoiding actions that could harm Baillie Gifford’s reputation or are deceitful, oppressive, or improper. Use fair methods to win or retain business. Avoid offering lavish gifts, frequent hospitality, or engaging in ‘pay to play’ practices. Baillie Gifford is committed to conducting business fairly and has zero tolerance for bribery. Examples of conduct breaching honesty and integrity include:

•	Falsifying documents.

•	Providing false information to clients, regulators, auditors, or third parties.

•	Mismarking investment values.

•	Misleading others about accepted risks.

•	Failing to disclose personal dealings, gifts, political contributions, or outside interests as required by the Code of Ethics.

Adherence to law and regulation

Follow applicable laws, regulations, and professional standards in your activities, applying them to the best of your knowledge and ability. Be open and cooperative with Baillie Gifford’s regulators. Familiarise yourself with and adhere to policies within the Personal Responsibilities section of the Group Compliance Manual. Examples of conduct that might breach openness and cooperation with regulators include:

•	Providing false or inaccurate information to regulators.

•	Failing to supply requested documents or information within the required time.

•	Not attending interviews or answering questions from regulators.

*The appendix to this policy outlines the global regulatory requirements that apply to the Firm.

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Code of ethics policy	2024

Market conduct

When executing transactions, engaging in market dealings or communicating with counterparties, uphold market integrity and adhere to good practices and conduct expected of market participants. Comply with relevant market codes and exchange rules. Examples of poor market conduct include:

•	Insider dealing.

•	Unlawful disclosure of material non-public information.

•	Market manipulation through inappropriate trading activities.

•	Market manipulation through inappropriate communication activities.

•	Using non-recorded electronic communication devices and/or applications for regulatory business activities.

Loyalty to clients

Put our clients’ interests ahead of your own and manage any conflicts of interest fairly and effectively. Avoid conflicts when possible, and manage and disclose them according to Baillie Gifford’s conflict procedures. Use Baillie Gifford’s investment recommendations and proprietary information exclusively for clients. Examples of disloyalty to clients include:

•	Prioritising Baillie Gifford profits over client interests.

•	Misuse of proprietary information for personal gain.

•	Not informing clients about potential conflicts of interest that could affect investment decisions.

Maintaining confidentiality

Respect client confidentiality by not using or disclosing information about current, former, or prospective clients for unethical or illegal purposes. Share confidential client data with outside parties only when absolutely necessary, and obtain authorisation if required. If unsure, consult the Information Security policy which outlines data security classifications and handling rules. Examples of conduct which would breach confidentiality include:

•	Unauthorised sharing of client information with a third party.

•	Improper use of client data for personal gain.

•	Negligent data handling leading to unauthorised access to sensitive information, compromising client privacy and trust.

Transparency

If you suspect a conflict of interest or believe there might be a perception of one, disclose the details to your Head of Department, the Compliance Department, or the relevant chairperson. Examples of conduct which would be untransparent include:

•	Personally owning shares in a company and not disclosing this potential conflict to a group of decision-makers discussing a potential transaction in shares of the company on behalf of clients.

•	Not fully disclosing all personal shareholdings in an initial or annual Code of Ethics declaration.

•	Not fully disclosing all information requested by the Compliance Department or a regulator.

Conflicts of interest

Conflicts can arise between Baillie Gifford, its Partners and employees, and a client. Conflicts can also arise between multiple clients. Situations giving rise to a conflict include:

•	Individuals making financial gains or avoiding losses at the client’s expense.

•	Having personal interest in the outcome of services or transactions that differs from the client’s interest.

•	Financial or other incentive which favours one client over another.

•	Individual is in the same business as the client; and

•	Inducements from individuals in relation to client services (monetary, goods, or services).

You have a responsibility to identify potential conflicts from both a personal and Firm activity perspective. This is supported through adherence to this Code and can be ensured by your vigilant identification, management or avoidance, and disclosure of conflicts of interest.

If you identify a new potential or unavoidable conflict at either a personal or Firm level, you have a duty to disclose to the Compliance department via the Conduct & Market Oversight team, using the following e-mail address: CodeofEthicsQueries@bailliegifford.com (secure mailbox).

Policy

The following policy points are supplemented by a series of underlying supporting documents which also include guidance on how to use the Firm’s Code of Ethics System.

General

Upon starting your employment and annually thereafter, you must:

•	Read and understand the Code thoroughly.

•	Submit a Code of Ethics declaration, disclosing your personal account broker accounts, shareholdings, outside business interests, political contributions from the last two years, and certify your understanding.

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Code of ethics policy	2024

Note: Additional disclosure requirements for specific roles are detailed in the PA dealing supporting document and entity-specific compliance policies.

On an ongoing basis, you must:

•	Follow the Firm’s guiding ethical principles.

•	Take responsibility for personal compliance risks related to the Code of Ethics.

•	Use the Firm’s Code of Ethics System to obtain pre-clearance for personal activities (where required) and log compliance records.

•	Understand that the Compliance Department is available for advice but prioritises client and Firm matters over personal issues of staff.

In addition:

•	The Head of Compliance (whom failing, a delegate) can clarify the Code’s meaning and provide waivers in exceptional cases, except where it would breach regulatory requirements.

•	A material violation of the Code may result in disciplinary action, remuneration clawback, or reporting a Conduct Rule breach to the UK Financial Conduct Authority and other applicable regulators. Report any potential violations immediately to the Conduct & Market Oversight team at CodeofEthicsQueries@bailliegifford.com (secure mailbox).

Personal account dealing

Baillie Gifford prioritises clients’ interests, ensuring they receive the best possible trade execution. To uphold this standard, you must avoid actions that could disadvantage clients through personal account (PA) dealing. The Firm permits PA dealing under specific restrictions, allowing you and your connected persons to conduct investment transactions within these guidelines. You must also ensure that PA dealing does not detract from your primary job responsibilities.

Note: “Connected persons” and a list of applicable securities are fully defined within the PA Dealing supporting document.

PA dealing is prohibited where:

•	You know Baillie Gifford is actively considering an investment opportunity.

•	Baillie Gifford is trading applicable securities for clients.

•	You or Baillie Gifford possess material non-public information.

•	It involves misuse or improper disclosure of confidential or proprietary information related to clients or trading.

In addition:

•	Do not advise, recommend or procure others to enter transactions prohibited under our PA dealing requirements. This includes disclosure of information or opinion which is likely to result in such transactions.

•	Do not enter a PA deal or insurance contract to hedge against deferred remuneration risks

•	Obtain pre-clearance using the System before PA dealing in applicable securities. After pre-clearance, instruct the PA deal with your broker by the close of business the next working day.

•	Avoid buying and selling, or selling and buying, the same or equivalent securities within 60 days.

•	If you have specific knowledge of a pending Investment Trust share buy-back, refrain from PA dealing in that Investment Trust until completion.

•	Profits from PA dealing in violation of the Code may be subject to disgorgement.

Specific to the Investment department:

•	Investment team members cannot PA deal within seven days before or after clients in a strategy they are involved in have traded the same security. If unaware of pending client activity when requesting pre-clearance, you will not violate the Code.

•	Inform decision-making groups if you own shares in a company under discussion and consider withdrawing from discussions if there is an unmanageable conflict of interest. Compliance can provide advice and record-keeping support case-by-case.

Inducements

•	Do not accept gifts, favours, entertainment, hospitality, or other inducements of material value that could influence your decision-making or make you feel obligated to someone or their company.

•	Similarly, do not offer such inducements that could influence the recipient’s decision-making or make them feel obligated to you or Baillie Gifford.

•	Soliciting gifts, hospitality, entertainment, or anything of value is prohibited.

•	Giving or receiving cash gifts is also prohibited, and no cash donations should be made in connection with clients or prospective clients.

•	All staff must consider political contributions from a conflict of interest and transparency perspective. There are specific US “pay-to-play” requirements that introduce pre-clearance requirements, detailed in the Inducements supporting document.

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Code of ethics policy	2024
•	Giving or receiving gifts is acceptable if the gift is below approximately £50 (or equivalent in another currency) in value and does not occur frequently. Options for scenarios where the value is greater are detailed in the Inducements supporting document, along with record-keeping requirements.

•	Exercise discretion in the value and frequency of business lunches, dinners, and entertainment or hospitality you give or receive. Further details are included in the Inducements supporting document.

•	Some clients have specific Code of Ethics requirements that may exceed our own. Consider these additional requirements when giving gifts or entertainment.

Outside business interests

•	Be able to identify, disclose to Compliance and manage any outside activities or personal associations that could negatively impact your job performance, conflict with Baillie Gifford’s interests and/or harm client relationships. If you have any concerns, seek advice from Compliance.

•	Disclose proposed external positions promptly to Compliance, and in some cases, obtain pre-clearance based on the relevance to Baillie Gifford’s business, your role, and your regulatory registrations. Further details are included in the Outside Business Interests supporting document.

•	The Compliance Conduct & Market Oversight team, using the Code of Ethics System, handles all outside business interest disclosures and shares relevant information with the Human Resources, Group Governance Services, and Anti-Financial Crime Departments. If needed, the team will secure approval from the Head of Compliance (whom failing, a delegate) and the Chief Compliance Officer of any relevant Baillie Gifford entity, confirming receipt or requesting further information. Partners or Chief Executive Officers of Baillie Gifford subsidiary companies must also obtain approval from a Managing Partner for external appointments.

Monitoring

The Group Compliance Monitoring Team is responsible for the compliance monitoring plan which, using a risk-based approach, seeks to provide assurance on our regulated activities. Where our risk assessment indicates monitoring is required, the Group Compliance Monitoring Team monitor for compliance with this policy. Where appropriate, a report of the results of this monitoring will be provided to the Group Compliance Committee or relevant board and the results of this monitoring will be taken into consideration when assessing the ongoing knowledge and competence of affected individuals.

Record keeping

The Code of Ethics System is the repository for Code of Ethics activity records.

The Incident Management System is the repository for Code of Ethics violation records. This may prompt the creation and retention of records by the Conduct Assurance Group if a material violation is identified which prompts a conduct rule breach assessment.

All Code of Ethics activity and violation records are maintained in accordance with the Records Management Policy in the Group Compliance Manual.

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Code of ethics policy	2024

Appendix - Global regulatory requirements

Regulator	Country	Applicable regulation(s)
Financial Conduct Authority	UK	Requirement to have a code of ethics: COBS 11.7 & 11.7A
PA dealing requirements: COBS 11.7 & 11.7A
Inducement requirements: COBS 2.3 & 2.3A
Conflicts requirements: SYSC 10
Securities and Exchange Commission	US	Requirement to have a code of ethics: Rule 204A-1 under the Advisers Act
PA dealing requirements: Rule 204A-1(b) under the Advisers Act
Inducement requirements: Rule 206(4)-5 and Pay-to-Play requirements
Conflicts requirements: Section 206 of the Advisers Act; Rule 17j-1 under the Investment Company Act.
Financial Industry Regulatory Authority	US	Key requirement is FINRA Conduct Rule 3280 on private securities transactions.
Central Bank of Ireland*	Ireland	Requirement to have a code of ethics: article 16(2) MiFID
*European Union regulatory framework (also applies to BGE branches and registered offices in other European jurisdictions)		PA dealing requirements: article 13 of the UCITS implementing Directive & article 16(2) of MiFID
Inducement requirements: article 24(9) of MiFID, articles 22(3), 29(2) and 29(3) of the IDD
Conflicts requirements: recitals 45-47 to the MiFID Org Regulation & 23(2) and (3) of MiFID and article 28(2) and (3) of the IDD
Australian Securities & Investments Commission	Australia	General requirement to not to engage in unconscionable conduct: s.991A CA and s.12CA – 12CC ASIC Act
Ontario Securities Commission	Canada	All requirements covered by rule NI 31-103 part 11.1
Asset Management Association of China	China	Voluntary codes: the Asset Management Association of China is a self-regulatory organisation of the asset management industry which promotes safeguarding investor rights, upholding market integrity, and fostering fair practices.
Securities and Futures Commission	Hong Kong	Requirement to have a code of ethics: para 4.3 of the Code of Conduct for persons Licensed by or Registered with the Securities and Futures Commission; section V.4 (Compliance) of the Management, Supervision and Internal Control Guidelines for Persons Licensed by or Registered with the SFC

PA dealing requirements: para 12.2 of the Code of Conduct for persons Licensed by or Registered with the Securities and Futures Commission; section III.2 (Personnel and training) and para A4 of the Appendix of the Management, Supervision and Internal Control Guidelines for Persons Licensed by or Registered with the SFC;

Inducement requirements: para A5 of the Appendix of the Management, Supervision and Internal Control Guidelines for Persons Licensed by or Registered with the SFC; Prevention of Bribery Ordinance (Cap.201)

Conflicts requirements: GP6 and section 10 of the Code of Conduct for persons Licensed by or Registered with the Securities and Futures Commission; section VII.4 (Operational Controls) of the Management, Supervision and Internal Control Guidelines for Persons Licensed by or Registered with the SFC

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Code of ethics policy	2024

Financial Sector Conduct Authority	South Africa	General Code of Conduct for Authorised Financial Services Providers and Representatives
Financial Services Commission	South Korea	Inducement requirements: The Improper Solicitation and Graft Act (i.e. Anti-Graft Law)
Monetary Authority of Singapore	Singapore	Requirement to have a code of ethics: section 2.2 of Guidelines on Risk Management Practices - Internal Controls; The IMAS Code of Ethics and Standards of Professional Conduct (industry guidance only)
PA dealing requirements: section 4 of the Securities and Futures (Licensing and Conduct of Business) Regulations; section 2 of the Securities and Futures Act 2001 (i.e. the definition of “specified products”, “securities”, “securities based derivatives contract”); para 2.2.2 of Guidelines on Risk Management Practices – Internal Controls
Inducement requirements: Prevention of Corruption Act; para 2.2.2 of Guidelines on Risk Management Practices - Internal Controls
Conflicts requirements: para 2.2.4 of Guidelines on Risk Management Practices – Internal Controls; para 4.1.3 of Guidelines on Licensing and Conduct of Business for Fund Management Companies

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Code of ethics policy	2024

Employment scope

Employee type	Definition	In scope
Employee	Employee	•
Partner	Partner	•
Fixed term	Employee	•
Temporary and agency staff	Contingent worker	•
Interns and summer students	Employee	•
Secondees	Employee	•
Individuals providing services via personal service companies	Contingent worker	•
Contractors (with or without systems access)	Contingent worker	•
Independent non-executive directors of BG entities	Contingent worker
Non-executive directors of MUBG	Contingent worker
Staff pension scheme trustees	Contingent worker

Entity scope

Entities	Acronym	In scope
Baillie Gifford & Co	BG&CO	•
Baillie Gifford & Co Ltd	BG&CoLtd	•
Baillie Gifford Overseas Ltd	BGO	•
Mitsubishi UFJ Baillie Gifford Asset Management Limited	MUBG	•
Baillie Gifford International LLC	BGI	•
Baillie Gifford Funds Services LLC	BGFS	•
Baillie Gifford Asia (Hong Kong) Ltd	BGA(HK)	•
Baillie Gifford Investment Management (Europe) Ltd	BGE	•
Baillie Gifford Investment Management (Shanghai) Ltd	BGIMS	•
Baillie Gifford Overseas Investment Fund Management (Shanghai) Ltd	BGQS	•
Baillie Gifford Asia (Singapore) Private Limited	BGAS	•

Regulatory scope

Regulatory authority	Acronym	In scope
Asset Management Association of China	AMAC	•
Australian Securities & Investment Commission	ASIC	•
Central Bank of Ireland	CBI	•
Dutch Authority for The Financial Markets	AFM	•
Federal Financial Supervisory Authority	BaFIN	•
Financial Conduct Authority	FCA	•
Financial Industry Regulatory Authority	FINRA	•
Financial Sector Conduct Authority	FSCA	•
Financial Services Commission	FSC	•
Ontario Securities Commission	OSC	•
Securities & Exchange Commission	SEC	•
Securities & Futures Commission	SFC	•
Swiss Financial Market Supervisory Authority	FINMA	•
Monetary Authority of Singapore	MAS	•

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Index of updates

Date	Reason for change	Material change	Regulatory requirement
May 2018	4.5.1. Separate broker notification letter for BGFS representatives no longer required.	Yes	Yes
4.5.1. New paragraph added about broker confirmations.
4.8. Minor updates to description of unlisted investments in the summary table.
Minor housekeeping changes throughout the policy to change all references to holdings reports to Code of Ethics Declarations.
August 2018	Minor updates to summary table in section 4.8 to include references to cryptocurrencies and structured deposits.	No	No
September 2018	Removal of references to Baillie Gifford Life Limited. This entity is no longer carrying out insurance business and has applied for the cancellation of all its regulatory permissions.	No	No
October 2018	New Guidance for partners and staff considering external appointments section added to the Conflicts of Interest chapter of the Code of Ethics Policy, plus a link to the guidance note. Not a material change as this is the publication of guidance and not a Code of Ethics Policy change. Summary table in section 4.8 updated to consolidate the two rows relating to exchange traded funds into one row.	No	No
November 2018	Housekeeping update to the PA dealing policy following changes to the workplace pension arrangements.	No	No
January 2019	Additional client requirement added to the list of clients with specific requirements link in section 5.1.15.	No	No
	Change of job title for Lindsay Gold from Head of Compliance to Compliance Director (Page 5).	No	No
	Reference to CFTC added in Section 6.0.	No	Yes
	Changes to ensure BGE is covered by the policy.	No	No
March 2019	Updates to summary table in section 4.8 to reflect the 3	No	No
security types added. Certificate of Deposit, Fixed Term
Deposit and Fixed Term Bond.
April 2019	Changed Lindsay Gold’s title from Head of Compliance to	No	No
Compliance Director and changed Monitoring, Ethics Conduct
and Assurance team name to Monitoring and Ethics team.
July 2019	Update political contributions sections to confirm that	No	No
pre-clearance can be obtained from US based Compliance
Counsel and the Code of Ethics team, rather than the
Compliance Director.
September 2019	Updates made to reference the new FCA Conduct Rules	Yes	Yes
introduced under SMCR and make enhancements to the
Outside Business Interests section.
September 2019	OBI section of the policy updates to include a new table of	Yes	No
examples and a new streamlined process which consolidates
the pre-existing Code of Ethics policy and the HR OBI and
Employment Policy which has since been decommissioned.
September 2019	Whistleblowing Policy removed (now standalone), BGA(HK)	No	No
semi-annual declaration process referenced and various
housekeeping amendments.
December 2020	Housekeeping changes to change ‘unlisted investments’ to	No	No
‘private companies’ and clarifying personal associations
January 2021	Alastair Maclean replaces Lindsay Gold, as Director, Group	No	Yes
Compliance and Legal.

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Code of ethics policy	2024
May 2021	Addition of section 3.4.3 Disclosure Procedures for External Board/Committee Appointments.	No	No
Minor housekeeping updates to clarify the policy which included: adding ETFs to the section in 4.3; FX and cryptocurrency in 4.4.2.1; Automatic sales for fees in 4.4.2.2; updating various links throughout the policy; updating the Group Compliance and Legal Director title throughout.
August 2021	Housekeeping changes: No change to process, tidying up policy wording and making it clearer.	No	No
January 2022	References to: 1) Compliance Monitoring and Ethics Team updated to Compliance Code of Ethics Team; and 2) Head of Compliance Monitoring and Ethics updated to Head of Group Compliance Staff Regulatory Responsibilities.	No	No
March 2022	Post-Brexit updates made for UK/EU MiFID references throughout the policy. Name change for the Policies Training & Reporting team to Events & Global Registrations team.	No	No
May 2022	Following a query from an Investment Trust Board, we have decided to tighten up the language around PA dealing during BG Investment Trust share buy-backs. New section 4.4.5. added.	No No	No No
Various minor housekeeping updates.
October 2022	Additional language added to clarify the definition of ‘immediate family member’ and ‘known close associate’ regarding the subject of Politically Exposed Appointments in section 3.4.1 Types of Outside Business Interests.	No	No
January 2023	Incorporate South Korea’s Anti-Graft Rule in section 5.5.	No	Yes
April 2023	Various minor housekeeping updates. Events & Global Registrations team changed to Global Regulatory Registrations and Reporting team.	No	No
April 2023	Update to ‘covered securities’ sections 4.3 and 4.8 to cover: stock tokens and terminology around ETPs and ETFs.	No	No
April 2023	Minor update to section 3.4.4 Personal Associations. Additional sentence added to clarify the existing conflicts disclosure requirement that any relevant personal associations within BG that could give rise to a potential conflict of interest, should be disclosed to Compliance.	No	No
April 2023	Agreed at the Policy Review Sub Group to remove references to the Compliance Committee from the Interpretation and Waiver section.	No	No
April 2023	Code of Ethics Policy reviewed from a Consumer Duty perspective and minor wording changes made to the Purpose and Guiding Ethical Principles sections.	No	Yes
April 2023	Agreed at the Policy Review Sub Group to remove references to specific regulators in order to simplify/make this a Group Policy.	No	No
May 2023	Reference to Compliance Counsel updated to North American Compliance Team in section 5.1.6.	No	No
August 2023	Clarified staff in scope of conduct rules in section 2.1.	No	No
September 2023	Clarification added for Outside Business Interests disclosure	No	No
March 2024

Annual policy review – slight change to who will discuss business related external positions outside the firm. Rationale is that in practice, it is better to ensure it's not the responsibility of one individual (a chair) in case they are absent. In addition, there can be overlap between an ELG member and the individuals head of department.

		No	No
March 2024	Annual Policy Review – changed references from joint Senior Partners to managing Partners.	No	No

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Code of ethics policy
March 2024	Annual Policy Review - References to Head of Group Compliance Staff Regulatory Responsibilities updated to Head of Group Ethics, Compliance Training and Technology.	No	No
March 2024	Various housekeeping changes/additional points of clarity in	No	No
relation to business lunches/dinners, gifts and entertainment.
This follows recommendations from Compliance Monitoring.
None of these changes are material.
May 2024	Minor non-material changes have been made to the Political	No	No
Contributions section of the Group Code of Ethics. Existing
detailed guidance on rules and requirements for US Political
Contributions has been updated and removed from the Group
policy into a separate jurisdictional section of the Group
Compliance Manual for BGO and BGI.
July 2024	Changes have been made to the Outside Business Interests	Yes	Yes
section (3.4.2) of the Group Code of Ethics. New Singapore
specific guidance on rules and requirements for BGAS
representatives added.
July 2024	References to: 1) Compliance Code of Ethics team updated	No	No
to Conduct & Market Oversight team; and 2) Head of Group
Ethics, Compliance Training and Technology updated to
Senior Manager, Conduct & Market Oversight.
July 2024	Changes have been made to the Reporting requirements	Yes	Yes
(4.7.4) section of the Group Code of Ethics. New Singapore
specific guidance on rules and requirements for BGAS
representatives added.
July 2024	New Singapore specific guidance on rules and requirements	Yes	Yes
for BGAS representatives added as a new section 5.6.
July 2024	Changes have been made to the Entity scope and Regulatory	Yes	Yes
scope sections of the Group Code of Ethics to include Baillie
Gifford Asia (Singapore) Private Limited (BGAS) and
Monetary Authority of Singapore (MAS).
July 2024	Change has been made to the summary table of security	No	No
types and pre-clearance and reporting requirements (4.8).
‘Corporate Bonds’ changed to ‘Corporate Debt Instruments’.
December 2024	Annual Policy Review – Policy restructured to remove	No	No
procedural parts and focus on key policy requirements linked to PA dealing, inducements and conflicts of interest. New
supporting documents are being published to ensure
procedural content is still available to members of staff.

Calton Square, 1 Greenside Row, Edinburgh EH1 3AN Telephone +44 (0)131 275 2000 / bailliegifford.com	CS2195088 Code of Ethics 1224 Copyright © Baillie Gifford & Co 2024. All rights reserved.